Exhibit 99.1

CONTACTS:

Shelly Doran	317.685.7330	Investors
Les Morris	317.263.7711	Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES COMMENCEMENT OF
COMMON STOCK OFFERING BY MELVIN SIMON FAMILY ENTERPRISES TRUST

Indianapolis, Indiana — September 19, 2012...Simon Property Group, Inc. (NYSE:SPG) announced today the underwritten public offering of 5,873,620 shares of its common stock by the Melvin Simon Family Enterprises Trust (the “Trust”), as selling stockholder. The shares were issued to the Trust in exchange for 6,526,245 units of limited partnership interest of Simon Property Group, L.P. (the “Operating Partnership”), the Company’s operating partnership subsidiary, in connection with the settlement of litigation between the Trust and the Company.  The shares being offered represent the Trust’s entire direct ownership interest in the Company and the Operating Partnership.  As a consequence of the exchange, the number of fully diluted shares of the Company has been reduced by 652,625 shares. The offering will be made under the Company’s effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”).  Neither the Company nor any of its affiliates, including officers and directors, will sell any shares in the offering.

BofA Merrill Lynch is acting as the sole book-running manager for the offering.

A prospectus and preliminary prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov.  Copies of the prospectus and preliminary prospectus supplement relating to these securities may be obtained from BofA Merrill Lynch, 222 Broadway, 7th Floor, New York, NY 10038, attention: Prospectus Department or email dg.prospectus_requests@baml.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

This press release contains forward-looking statements regarding the underwritten public offering of shares of the Company’s common stock.  These forward-looking statements are subject to certain risks and uncertainties, and actual results may differ materially from projections.  Readers should carefully review the Company’s financial statements and notes thereto, as well as the risk factors described in its most recent annual and quarterly periodic reports and other reports filed from time to time with the SEC.  These forward-looking statements reflect management’s judgment as of this date, and the Company assumes no obligation to revise or update them to reflect future events or circumstances.

About Simon Property Group

Simon Property Group, Inc. (NYSE:SPG) is an S&P 100 company and the largest real estate company in the world.  The Company currently owns or has an interest in 332 retail real estate properties in North America and Asia comprising 241 million square feet. We are headquartered in Indianapolis, Indiana and employ approximately 5,500 people in the U.S.